Exhibit 23.1

Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Southern Bella, Inc.
(formerly Dupree Catering, Inc.)
_____________

I hereby consent to the use of this Registration Statement (No. _____________) on Form SB-2 of my report dated April 2, 007, relating to the audited financial statements of Dupree Catering, Inc. as of December 31, 2006, and for the two years then ended. I also consent to the use of my report dated April 18, 2007, for the interim consolidated financial statements of Southern Bella, Inc. as of March 31, 2007 and for the period February 22, 2007 through March 31, 2007.

I also consent to the references to me under the heading “Experts” in such Registration Statement.

/s/ Michael Pollack
Michael Pollack, CPA

April 30, 2007